Exhibit 5

HUNTON & WILLIAMS LLP
ONE BANK OF AMERICA PLAZA
SUITE 1400
421 FAYETTEVILLE STREET
RALEIGH, NORTH CAROLINA 27601

TEL    919 899 3000
FAX    919 833 6352

February 10, 2014

Board of Directors
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

Registration Statement on Form S-3
Ladies and Gentlemen:
We have served as special counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company of the resale from time to time of up to an aggregate of 3,613,666 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), by the individuals named under the caption “Selling Stockholders” in the Registration Statement. The Shares have been issued, or are issuable, upon the exercise of warrants to purchase shares of Common Stock (the “Warrants”) or the redemption of units of limited partnership (the “Common Units”) in Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”).
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	The Registration Statement and the related base prospectus included therein in the form in which it was filed with the Commission under the Securities Act;

(b)
The Amended and Restated Charter of the Company, together with all amendments and articles supplementary filed to date with respect thereto (the “Charter”), as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of February 4, 2014, and by the Secretary of the Company as of the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

Board of Directors
Highwoods Properties, Inc.
February 10, 2014

(c)	The Company’s Amended and Restated Bylaws (the “Bylaws”), as certified by the Secretary of the Company as of the date hereof;

(d)
The Second Restated Agreement of Limited Partnership of the Operating Partnership, together with all amendments and supplements thereto (the “Operating Partnership Agreement”), as certified by the Secretary of the Company, as general partner of the Operating Partnership, as of the date hereof;

(e)	The form of certificate representing a share of Common Stock, as certified by the Secretary of the Company on the date hereof;

(f)
The resolutions adopted by the board of directors of the Company on February 5, 2014, relating to, among other things, the registration and issuance of the Shares (the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

(g)	An executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters; and

(h)	The certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated January 31, 2014 (the “Good Standing Certificate”).
For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company. We have also assumed that the Warrants have been duly authorized and validly issued by the Company in accordance with the Charter and the Bylaws and will be exercised in accordance therewith, and that the Common Units have been duly authorized and validly issued by the Operating Partnership in accordance with the Operating Partnership Agreement and will be exchanged for the Shares in accordance therewith.
As to factual matters, we have relied upon representations included in certificates of officers of the Company and in certificates of public officials.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:
1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares.
2.The issuance of the Shares has been duly authorized and, when and to the extent issued upon the exercise of the Warrants and the redemption of the Common Units in accordance with the R

Board of Directors
Highwoods Properties, Inc.
February 10, 2014

esolutions and the Registration Statement (as declared effective by the Commission), the Shares will be validly issued, fully paid and nonassessable.
The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VI of the Charter, as amended or supplemented as of the date hereof.
The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state laws regarding fraudulent transfers or fraudulent conveyances. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP